                                                                     EXHIBIT 2.5


                    DETROIT BOARD OF REALTORS(R) BUSINESS PROPERTY LEASE FORM 113-A

                    NOTICE: MICHIGAN LAW ESTABLISHES RIGHTS AND OBLIGATIONS FOR PARTIES TO RENTAL AGREEMENTS. THIS AGREEMENT IS REQUIRED TO COMPLY WITH THE TRUTH IN RENTING ACT. IF YOU HAVE A QUESTION ABOUT THE INTERPRETATION OR THE LEGALITY OF A PROVISION OF THIS AGREEMENT, YOU MAY WANT TO SEEK ASSISTANCE FROM A LAWYER OR OTHER QUALIFIED PERSON.

                    THIS LEASE is made as of the 1st day of October, 1999, by and between Shore Properties LLC, a Michigan limited liability company, as Landlord, and Flying Colors Toys, Inc., a Michigan corporation, formerly known as Colorbok Paper Products, Inc., as Tenant, and the parties agree as follows:

DESCRIPTION              (1) WITNESSETH: The Landlord, in consideration of the
                    rents to be paid and the covenants and agreements to be performed by Tenant, hereby leases to Tenant the premises situated in the Village of Dexter, Washtenaw County, Michigan described as: 2716 Baker, Suite 100, Dexter, Michigan 48130, as depicted on Exhibit A (approximately 7800 square feet) (SEE ATTACHED LEGAL DESCRIPTION, EXHIBIT B)





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TERM                     (2) The term shall begin on the Closing Date, as
RENT defined in the Stock Purchase Agreement between Jakks Pacific, Inc. and the shareholders of Colorbok Paper Products, Inc. ("Purchase Agreement"), for an initial term of six (6) months and thereafter shall be a month to month lease; provided, however, neither party may terminate this Lease unless six (6) months prior written notice is given to the other party.

                         The total monthly rent in the amount of $4,998.50,
                    shall be payable on the first day of each month commencing on the Closing Date. In the event the Closing Date is other than the first day of the calendar month or the termination date of this Lease is other than the last day of the calendar month then the monthly rental and additional rent for the first and last fractional months of the term of this Lease shall be appropriately prorated. Monthly rent shall be increased by 5% per annum commencing on the first anniversary of the Closing Date and on each yearly anniversary date thereafter while this Lease is in effect.

                         All rents shall be paid to Landlord or the authorized
                    agent, at the following address:

                                   2716 Baker Road, Suite 100
                                   Dexter, Michigan 48130

                    or at such other place as may be designated by Landlord from time to time. If Tenant fails to make a rent payment on or before the due date, a late charge of 5% of the past due amount shall be added to the rent and paid with the overdue payment.

                         Tenant shall pay to Landlord any increase in real
                    property taxes after the base year 1999 ("Base Year") on the leased premises. On or before the first day of each month during each ensuing calendar year, Tenant shall pay one-twelfth (1/12th) of such estimated increase over the Base Year. Landlord shall provide to Tenant copies of the bills for real property taxes. Tenant shall receive its pro rata share of any refunds of real property taxes with respect to real property taxes paid by Tenant after deduction of its pro rata share of all expenses attributable to obtaining such refund are paid (and Landlord shall provide Tenant with a brief statement of the basis for such refund and proration).

DEFAULT                  (3) If Tenant shall default in any payment other than
                    rent required to be paid by Tenant under the terms hereof, Landlord may make such payment, in which event the amount thereof shall be payable as rental to Landlord by Tenant on the next rent day together with interest at 2% over the prime rate of interest as published in the Wall Street Journal ("Prime Rate") from the date of such payment by Landlord. In addition, on default in any such payment, Landlord shall have the same remedies as on default in payment of rent.




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ASSIGNMENT               (4) Tenant shall not assign this lease or mortgage or
AND SUBLETTING      sublet any portion of the premises without prior written
                    consent of Landlord. Notwithstanding the foregoing, Tenant may mortgage or encumber its leasehold interest to financial institutions so long as such mortgage or encumbrance is clearly subordinate to the interest and rights of Landlord under this Lease. If Tenant so mortgages or encumbers its leasehold interest, Tenant shall give written notice of such mortgage or encumbrance to Landlord (including a notice address for the mortgagee) and, after receipt of such notice, Landlord shall give the mortgagee notice of any default hereunder at such address and opportunity to cure any such default on behalf, and in lieu, of Tenant in accordance with Paragraph 39 hereof. Any permitted mortgagee of Tenant must expressly agree to be bound by the terms of this Lease. Any such assignment, mortgage or subletting without consent shall be void and shall give Landlord the right to terminate this lease and reenter and repossess the leased premises. For the purposes of this Lease, a merger or sale of 50% or more of the shares of stock of Tenant shall be deemed an assignment.

TAXES                    (5) [INTENTIONALLY OMITTED]

BANKRUPTCY               (6) Tenant agrees that if the estate created hereby
AND INSOLVENCY      shall be taken in execution, or by other process of law, or if Tenant shall be declared bankrupt or insolvent or any receiver be appointed for the business and property of Tenant, or if any assignment shall be made of the Tenant's property for the benefit of creditors, then this lease may be canceled at the option of Landlord, unless adequate assurance of performance is provided by Tenant to Landlord's satisfaction, and affirmation is in strict conformance with the Federal Bankruptcy Code.

RIGHT TO                 (7) Landlord reserves the right to subordinate this
MORTGAGE lease to the lien of any mortgage or mortgages now or hereafter placed upon Landlord's interest in the premises and on the land and buildings of which the premises are a part or upon any buildings hereafter placed upon the land of which the leased premises form a part. Tenant covenants and agrees to execute and deliver on demand, without additional consideration being paid to Tenant, an instrument or instruments subordinating this lease to the lien of any such mortgage or mortgages and hereby irrevocably appoints Landlord the attorney-in-fact of Tenant to execute and deliver any such instrument or instruments in the name of Tenant. In connection with such subordination, Landlord shall use its commercially reasonable best efforts to cause any mortgagee of Landlord to deliver to Tenant such mortgagee's standard non-disturbance agreement for execution by the parties.

USE AND                  (8) The premises shall be used and occupied for
OCCUPANCY           distribution of toy products and for office purposes and for no other purpose without the written consent of Landlord and Tenant will not use the premises for any purpose in violation of any law, municipal ordinance or regulation or which will increase the existing rate of insurance upon the property or cause cancellation of insurance covering the property. On any breach of this agreement, Landlord shall have the option to terminate this lease forthwith and reenter and repossess the leased premises.





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INSURANCE                (9) Tenant at Tenant's expense, shall maintain plate
                    glass and public liability insurance including bodily injury and property damage insuring Tenant and Landlord with minimum coverage as follows: $2,000,000 single limit. Tenant shall provide Landlord with a Certificate of Insurance showing Landlord as additional insured. The Certificate shall provide for a thirty-day written notice to Landlord in the event of cancellation or material change of coverage. Tenant shall also maintain business interruption coverage during the term of this lease. Tenant agrees to pay as additional rent any increase in premiums for insurance that are charged during the term of this lease on the amount of insurance now carried by Landlord related to the premises and improvements thereon, resulting from the activities of Tenant or its affiliates and agents on the premises during the term. To the maximum extent permitted by insurance policies which may be owned by Landlord or Tenant, Tenant and Landlord, for the benefit of each other, waive any and all rights of subrogation which might otherwise exist.

FIRE                     (10) It is understood and agreed that if the premises
                    are damaged or destroyed in whole or in part by fire or other casualty during the term, Landlord will repair and restore the same to good tenantable condition with reasonable dispatch, and the rent herein provided for shall abate entirely in case the entire premises are untenantable and pro rata for the portion rendered untenantable, in case a part only is untenantable, until the premises are restored to a tenantable condition. If the Tenant shall fail to adjust Tenant's own insurance or to remove damaged goods, wares, equipment or property within a reasonable time, and as a result thereof the repairing and restoration is delayed, there shall be no abatement of rental during the period of such delay. There shall be no abatement of rental if such fire or other cause damaging or destroying the leased premises shall result from the negligence or willful act of the Tenant, Tenant's agents or employees. If Tenant shall use any part of the leased premises for storage during the period of repair a reasonable charge shall be made therefor against Tenant. In case the leased premises, or the building of which they are a part shall be destroyed, to the extent of more than one-half of the value thereof, Landlord shall have the option to terminate this lease by a written notice to Tenant.

REPAIRS                  (11) Landlord after receiving written notice from
                    Tenant and having reasonable opportunity thereafter to obtain the necessary workmen therefor agrees to keep in good order and repair the foundation, roof and four outer walls of the premises and the mechanical, electrical and HVAC systems servicing the premises at Landlord's cost and expense, subject to the next sentence, but not the doors, door frames, the window glass, window casings, window frames and windows, or any attachment thereto or attachments to said building or premises used in connection therewith which shall be the responsibility of Tenant. Tenant shall bear, as to the repair of the mechanical, electrical and HVAC systems servicing the premises, a percentage of the cost and expense thereof equal to the product of (a) 15% and (b) the number of 12-month periods (or portion thereof) elapsed from the date hereof to the date of incurrence of such cost and expense, but in no event more than 100% of such cost and expense.

TENANT TO                (12) Tenant agrees to indemnify, represent, defend and
INDEMNIFY           hold harmless the Landlord from any liability for damages to any person or property in, on or about said leased premises from any cause whatsoever except for any unlawful or tortious acts of Landlord and its employees or agents.




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REPAIRS AND              (13) Except as provided in Paragraph 11 hereof, Tenant
ALTERATIONS/        further covenants and agrees that Tenant will, at Tenant's
CARE OF PREMISES    expense, during the continuation of this lease, keep the
                    said premises and every part thereof in as good repair and at the expiration of the term yield and deliver up the same in like condition as when taken, reasonable use and wear thereof and damage by the elements, fire, explosion or other casualty excepted. Tenant shall not make any alterations, additions or improvements to the premises without Landlord's written consent, and all alterations, additions or improvements made by either of the parties hereto upon the premises, except movable office furniture and trade fixtures put in at the expense of Tenant, shall be the property of Landlord, and shall remain upon and be surrendered with the premises at the termination of this lease.

                         Tenant covenants and agrees that if the demised
                    premises consist of only a part of a structure owned or controlled by Landlord, Landlord may enter the demised premises at reasonable times and install or repair pipes, wires, and other appliances or make any repairs deemed by Landlord essential to the use and occupancy of the other parts of Landlord's building.

                         Tenant shall not perform any acts or carry on any
                    practices which may injure the building or be a nuisance or menace to other Tenants in the building and shall keep premises under Tenant's control (including adjoining drives, streets, alleys or yard) clean and free from rubbish, dirt, snow and ice at all times. If Tenant shall not comply with these provisions, Landlord may enter upon said premises and have rubbish, dirt and ashes removed and the side walks cleaned, in which event Tenant agrees to pay all charges that Landlord shall pay for hauling rubbish, ashes and dirt, or cleaning walks. Said charges shall be paid to Landlord by Tenant as soon as the bill is presented and Landlord shall have the same remedy as is provided in Paragraph 3 of this lease in the event of Tenant's failure to pay.

                         The Tenant shall at Tenant's own expense under penalty
                    of forfeiture and damages promptly comply with all lawful laws, orders, regulations or ordinances of all municipal, County and State authorities affecting the premises hereby leased and the cleanliness, safety, occupation and use of same. Notwithstanding anything herein to the contrary, Landlord shall be solely responsible for the repair items of Landlord (i.e., mechanical, electrical and HVAC systems (except to the extent the responsibility of Tenant pursuant to Paragraph 11 hereof), foundation, roof and four outer walls) set forth in Paragraph 11 hereof.

EMINENT DOMAIN           (14) If any part of the premises shall be taken or
                    condemned for public use, and a part thereof remains which is susceptible of occupation, this lease shall, as to the part taken, terminate as of the date the condemner acquires possession, and thereafter Tenant shall be required to pay such proportion of the rent for the remaining terms as the value of the premises remaining bears to the total value of the premises at the date of condemnation; provided however, that Landlord may at Landlord's option, terminate this lease as of the date the condemner acquires possession. In the event that the demised premises are condemned in whole, or that such portion is condemned that the remainder is not susceptible for use hereunder, this lease shall terminate upon the date upon which the condemner acquires possession. All sums which may be payable on account of any condemnation shall belong to Landlord, and Tenant shall not be entitled to any part thereof except any amount awarded to Tenant for Tenant's trade fixtures or moving expenses.




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RESERVATION              (15) The Landlord reserves the right of free access at
                    all times to the roof of the leased premises and reserves the right to rent the roof for advertising purposes. The tenant shall not erect any structures for storage or any aerial, or use the roof for any purpose without the consent in writing of Landlord.

CONDITION OF             (16) Tenant acknowledges that Tenant has examined the
PREMISES leased premises prior to the making of this lease, and knows the condition thereof, and that no representations as to the condition or state of repairs thereof have been made by Landlord, or Landlord's agent, which are not herein expressed, and Tenant hereby accepts the leased premises in their present condition at the date of the execution of this lease. This provision is not intended to negate or waive any specific representation and warranty as to the physical condition of the leased premises set forth in the Purchase Agreement if such representation and warranty expressly survives the Closing under the terms of the Purchase Agreement.

                         Landlord shall not be responsible or liable to the
                    Tenant for any loss or damage that may be caused by the acts or omissions of persons occupying adjoining premises or any part of the building of which the leased premises are a part or for any loss or damage resulting to Tenant or Tenant's property from bursting, stoppage or leaking of water, gas, sewer or steam pipes.

RE-RENTING               (17) Tenant hereby agrees that for a period commencing
                    ninety (90) days prior to the termination of this lease, Landlord may show the premises to prospective purchasers or tenants, and sixty (60) days prior to the termination of this lease, may display in and about said premises and in the windows thereof, the usual "TO RENT" or "FOR SALE" signs.

HOLDING OVER             (18) It is hereby agreed that if Tenant holds over
                    after the termination of this lease, thereafter the tenancy shall be from month to month in the absence of a written agreement to the contrary.

GAS, WATER,              [INTENTIONALLY OMITTED - SEE ATTACHED ADDENDUM]
HEAT, ELECTRICITY

ACCESS TO                (20) Landlord shall have the right to enter upon the
PREMISES leased premises at all reasonable hours for the purpose of inspecting the same. If Landlord deems any repairs necessary which are the responsibility of Tenant, Landlord may demand that Tenant make such repairs. If Tenant refuses or neglects forthwith to commence such repairs and complete them with reasonable dispatch, Landlord may make such repairs or cause them to be made and shall not be responsible to Tenant for any loss or damage that may accrue to his stock or business by reason thereof (except as to any unlawful or tortious acts of Landlord for which Landlord shall be responsible). If Landlord makes such repairs or causes them to be made, Tenant agrees that Tenant will forthwith on demand pay to Landlord the cost thereof with interest at 2% over the Prime Rate, and if Tenant shall make default in such payment the Landlord shall have the remedies provided in Paragraph 3 hereof.

REENTRY                  (21) In case any rent shall be due and unpaid or if
                    default be made in any of the covenants herein contained, or if the leased premises shall be deserted or vacated, then it shall be lawful for the Landlord, his certain attorney, heirs, representatives and assigns, to reenter into, repossess the said premises and the tenant and each and every occupant to remove and put out.




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QUIET ENJOYMENT          (22) Landlord covenants that Tenant, on payment of all
                    rent due and performing all the covenants herein, shall and may peacefully and quietly have, hold and enjoy the demised premises for the term. Landlord and Tenant will each, upon written request from the other party, provide an estoppel certificate within ten (10) days of such request, setting forth the terms of this Lease and their compliance as to the terms of this Lease by each party.

EXPENSES -               (23) If Landlord shall, during the period covered by
DAMAGES -           this lease, obtain possession of the premises by reentry,
REENTRY             summary proceedings, or otherwise, Tenant hereby agrees to pay Landlord the expense incurred in obtaining possession of the premises, including, without limitation, attorneys' fee and also all expenses and commissions which may be paid for the letting of the premises, and all other damages.

REMEDIES NOT             (24) It is agreed that each and every of the rights,
EXCLUSIVE           remedies and benefits provided by this lease shall be
                    cumulative, and shall not be exclusive of any other of said rights, remedies and benefits, or of any other rights, remedies and benefits allowed by law, in equity, any other agreement or otherwise.

WAIVER                   (25) One or more waivers of any covenant or condition
                    by Landlord shall not be construed as a waiver of a further breach of the same covenant or condition.

DELAY OF                 (26) [INTENTIONALLY OMITTED]
POSSESSION

NOTICES                  (27) Any notice which either party may or is required
                    to give, shall be given by mailing the same, postage prepaid, to Tenant at c/o JAKKS Pacific, Inc., 22761 Pacific Coast Highway, Suite 226, Malibu, California 90265, or to Landlord, at 2716 Baker Road, Suite 100, Dexter, Michigan 48130 or at such other place as may be designated by the parties from time to time.

HAZARDOUS                (28) Tenant shall not use, store, or dispose of any
SUBSTANCES          hazardous substances upon the premises, except use and
                    storage of such substances if they are customarily used in Tenant's business, and such use and storage complies with all environmental laws and regulations. Hazardous substances means any hazardous waste, substance or toxic materials regulated under any federal or state environmental laws or local regulations or ordinances applicable to the property.

SECURITY DEPOSIT         (29) Landlord acknowledges the receipt of $4,998.50 to
                    secure the performance of Tenant's obligations hereunder. Landlord shall not be obligated to apply all or portions of said deposit on account of Tenant's obligations hereunder. Any balance remaining upon termination shall be returned to Tenant. Tenant shall not have the right to apply the Security Deposit in payment of last month's rent.

                         (30) The covenants, conditions and agreements herein
                    are binding on the heirs, successors, representatives and assigns of the parties hereto.

                         (31) - (39) See Attached Addendum incorporated herein
                    by reference



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IN WITNESS WHEREOF, The parties have hereunto set their hands and seals the day and year first above written.

WITNESSED BY:                          LANDLORD

                                       SHORE PROPERTIES LLC,
                                       a Michigan limited liability company


                                       By:   /s/  JOSHUA H. POKEMPNER
                                             -----------------------------
                                             Joshua H. Pokempner, Member

                                       By:   /s/ WILLIAM E. TAYLOR
                                             -----------------------------
                                             William E. Taylor, Member


                                       TENANT

                                       FLYING COLORS TOYS, INC.,
                                       a Michigan corporation, formerly known as Colorbok Paper Products, Inc.

                                       By: /s/ JOEL M. BENNETT
                                           -------------------------------
                                             Its: Chief Financial Officer




                           ACKNOWLEDGMENT OF LANDLORD

STATE OF MICHIGAN           )
                            )ss
COUNTY OF WAYNE             )

        On this 30th day of September, 1999, before me personally appeared Joshua H. Pokemner and William E. Taylor, members of Shore Properties LLC, a Michigan limited liability company, to me known to be the persons described in and who executed the foregoing Lease on behalf of the company and acknowledged before me that they executed the same as the free act and deed of said company.


                                       /s/ DIANE P. WASILEWSKI
                                       ----------------------------------
                                       Notary Public
                                       Macomb County, MI
                                       My Commission Expires: 7-29-01
                                       acting in Wayne County, MI


                                         Diane P. Wasilewski
                                         Notary Public, Macomb County, Michigan
                                         My Commission Expires July 29 2001


                            ACKNOWLEDGMENT OF TENANT

STATE OF Michigan           )
                            )ss
COUNTY OF Wayne             )




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
         On this 30th day of September, 1999, before me personally appeared Joel
M. Bennett, to me personally known, who, being by me duly sworn, did for himself say that he is the Chief Financial Officer of Flying Colors Toys, Inc., a Michigan corporation, formerly known as Colorbok Paper Products, Inc., the corporation named in and which executed the within instrument, and that said instrument was signed on behalf of said corporation by authority of its board of directors and he acknowledged before me said instrument to be the free and act and deed of said corporation.

                                       /s/ DIANE P. WASILEWSKI
                                       --------------------------
                                       Notary Public
                                       Macomb County, MI
                                       My Commission Expires: 7-29-01
                                       acting in Wayne County, MI


                                         Diane P. Wasilewski
                                         Notary Public, Macomb County, Michigan
                                         My Commission Expires July 29 2001



                                     Page 9

                       ADDENDUM TO BUSINESS PROPERTY LEASE


        This Addendum is made as of the Closing Date by and between Shore Properties LLC, a Michigan limited liability company, as Landlord, and Flying Colors Toys, Inc., a Michigan corporation, formerly known as Colorbok Paper Products, Inc., as Tenant.

        (31) Notwithstanding Paragraph (28) hereof, the Tenant shall not cause or permit the premises to be used to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce or process hazardous substances except in the ordinary course of Tenant's business and in full compliance with all applicable laws, ordinances, rules, regulations and statutes. The Tenant shall not cause or permit any release or discharge of hazardous substance on to the premises or on to any adjacent area as the result of any intentional or unintentional act or omission on the part of Tenant, its employees, officers agents and invitees. Tenant hereby indemnifies, defends and holds harmless Landlord and its successors, transferees or assigns and its employees, attorneys, agents, advisors, members, shareholders, officers and directors from and against any claims, suits, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature, including attorneys' fees, fees of environmental consultants and laboratory fees known or unknown, contingent or otherwise, arising out of or in any way related to a violation by Tenant or its employees, agents or invitees of Paragraph (28) and this Paragraph (31).

        (32) In addition to the rent set forth in Paragraph (2) hereof and the insurance premiums required of Tenant under Paragraph (9) hereof, the Tenant agrees to pay all premiums for fire and extended coverage insurance for the leased premises maintained by the Landlord. The Tenant shall pay monthly one-twelfth of the estimated amount of such premium, together with its monthly payment, subject to adjustment annually.

        (33) Landlord shall supply all heat, electricity, water and sewer to the leased premises as are existing as of the Closing Date. Notwithstanding the foregoing, Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor shall the rental herein reserved be abated by reason of (i) the installation, use or interruption of use of any equipment in connection with the furnishing of the foregoing services,
(ii) failure to furnish or delay in furnishing any such services when such failure or delay is caused by an accident or any condition beyond the reasonable control of Landlord or by the making of necessary repairs or improvements to the leased premises, or (iii) any limitation, curtailment, rationing or restriction on use of water, electricity, gas or any other form of energy serving the leased premises. Landlord shall use reasonable diligent efforts to remedy any interruption in the furnishing of such services.

        (34) Tenant shall have a non-exclusive right to use the parking areas, sidewalks and lawns adjacent to the leased premises and owned by the Landlord ("Common Areas"). Tenant's non-exclusive rights to utilize the Common Areas shall be in common with Landlord and/or other tenants or occupants and others to whom Landlord grants such rights from time to time. Landlord agrees to maintain the Common Areas in good order and condition as reasonably determined by Landlord. Landlord shall not grant any rights to use the Common Areas which will materially and adversely affect Tenant's reasonable use of the Common Areas.

        (35) Tenant hereby waives all claims against Landlord for damage to any property or injury or death of any person in, upon or about the leased premises arising at any time and from any cause whatsoever arising from and after the date hereof which are not caused by any unlawful or tortious acts of Landlord or its employees or agents, and Tenant shall hold Landlord harmless from any damage to any property or injury to or death of any person arising in, on or about the leased premises. The foregoing indemnity obligation of Tenant shall include reasonable attorneys' fees, investigation costs and all other reasonable costs and expenses incurred by Landlord from the first notice that any claim or demand is to be made or may be made. The provisions of this

Paragraph (35) shall survive the termination of this Lease with respect to any damage, injury or death occurring prior to such termination.

        (36) If Landlord shall fail to perform any covenant, term or condition of this lease upon Landlord's part to be performed, and, if as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only against the right, title and interest of Landlord in the leased premises and the property owned by Landlord adjacent to the leased premises ("Premises") and out of rents or other income from the Premises receivable by Landlord, or out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord's right, title and interest in the leased premises, and neither Landlord nor any of the members or partners of Landlord shall be liable for any deficiency.

        (37) Landlord and Tenant shall each request from their respective insurers under all policies of fire insurance maintained by either of them at any time during the term of this lease insuring or covering the property owned by Tenant or any portion thereof or operations therein, a waiver of all rights of subrogation which the insurer of one party might have against the other party, and Landlord and Tenant shall each indemnify the other against any loss or expense, including reasonable attorneys' fees, resulting from the failure to obtain such waiver and, so long as such waiver is outstanding, each party waives, to the extent of the proceeds received under such policy, any right of recovery against the other party for any loss covered by the policy containing such waiver; provided, however, that if at any time their respective insurers shall refuse to permit waivers of subrogation, Landlord or Tenant, in each instance, may revoke said waiver of subrogation effective thirty (30) days from the date of such notice, unless within such thirty (30) day period, the other is able to secure and furnish (without additional expense) equivalent insurance with such waivers with other companies satisfactory to the other party.

        (38) Landlord shall indemnify, defend and hold Tenant harmless against any actual damages experienced by Tenant because of any unlawful or tortious acts of Landlord under this Lease.

        (39)   In connection with Paragraph (21) hereof, Tenant shall have three
(3) days to cure any monetary defaults under this Lease and ten (10) days after written notice of any non-monetary defaults under this Lease to cure such default. This right to cure shall not be given more than three (3) times in any Lease year.


                                       TENANT:



                                       Initials  /s/  JB



                                       LANDLORD:



                                       Initials  /s/  WET

                                   EXHIBIT A


                        [SCHEMATIC DIAGRAM OF PREMISES]

                                   EXHIBIT B

                               LEGAL DESCRIPTION

     Land situated in the Township of Scio, Washtenaw County, Michigan, to wit:

PARCEL A:

     Commencing at the South 1/4 post of Section, Town 2 South, Range 6 East, Washtenaw County, Michigan; thence East along the South line of the Section, 333.5 feet to the centerline of Baker Road, so-called; thence Northerly deflecting 89 degrees 01 minutes 30 seconds to the left 1371.8 feet along the centerline of Baker Road for a Place of Beginning; thence Easterly deflecting 90 degrees 38 minutes to the right along the line of the fence 265.0 feet; thence Northerly deflecting 90 degrees 38 minutes to the left 330.0 feet; thence Westerly deflecting 89 degrees 22 minutes to the left 365.00 feet to the centerline of Baker Road; thence South along the centerline of Baker Road 330.0 feet to the Place of Beginning, being a part of the Southeast 1/4 of Section 6, Scio Township, Washtenaw County, Michigan.

PARCEL B:

     Commencing at the South 1/4 corner of Section; thence 333.5 feet in the South line of Section; thence deflecting 89 degrees 01 minutes 30 seconds to the left 1371.8 feet in the center of Baker Road; thence deflecting 90 degrees 38 minutes to the right 365 feet for a Place of Beginning; thence deflecting 90 degrees 38 minutes to the left 330 feet; thence deflecting 90 degrees 38 minutes to the right 295 feet; thence deflecting 89 degrees 22 minutes to the right 330 feet; thence deflecting 90 degrees 38 minutes to the right 295 feet to the Place of Beginning, being a part of the Southeast 1/4 of Section 6, Town 2 South, Range 5 East, excepting therefrom that part that lies northerly of the following described line: Commencing at the South 1/4 corner of Section 6, Town 2 South, Range 5 East, Scio Township, Washtenaw County, Michigan; thence East 333.5 feet along the South line of said Section; thence North deflecting 89 degrees 01 minutes 30 seconds to the left 1371.8 feet along the centerline of Baker Road; thence East deflecting 90 degrees 38 minutes to the right 365.0 feet; thence North deflecting 90 degrees 38 minutes to the left 322.33 feet; thence East deflecting 90 degrees 35 minutes to the right 30.97 feet for a Place of Beginning; thence continuing East on extension of the previous line 136.74 feet for a Place of Ending, said line being 0.50 feet North of new Jenkins Equipment Company building and the extension of said building line easterly. Together with a perpetual non-exclusive easement three feet in width and bounded on the South by the aforesaid line, for purposes of ingress and egress to and from and for performing any and all future repairs or other work on or maintenance to the building presently situated
     0.50 feet South of the aforesaid line recorded in Liber 1569, Page 261.

PARCEL D:
     a PARCEL OF LAND IN THE Southeast 1/6 of Section 6, Town 2 South, Range 5 East, Scio Township, Washtenaw County, Michigan, described as: Commencing at the South 1/4 corner of said Section 6; then North 89 degrees 25 minutes 55 seconds East 333.61 feet (recorded as 333.5 feet) along the South line of said Section 6; then North 00 degrees 23 minutes 00 seconds East 1176.8 feet along the centerline of Baker Road to the Point of Beginning; thence continuing North 00 degrees 23 minutes 00 seconds East
     20.00 feet along said centerline; thence South 88 degrees 59 minutes 00 seconds East 660.00 feet; thence South 85 degrees 289 minutes 10 seconds West 206.89 feet; thence North 88 degrees 59 minutes 00 seconds West 453.86 feet to the Point of Beginning.

PARCEL E:
     Commencing at the South 1/4 post of Section; thence East 333.5 feet in the South line of Section; thence deflecting the 89 degrees 01 minutes 30 seconds to the left 1196.8 feet in the center of Baker Road for a Place of Beginning; thence deflecting 90 degrees 38 minutes to the right 660 feet; thence deflecting 90 degrees 38 minutes to the left 175 feet; thence deflecting 89 degrees 22 minutes to the left 660 feet; thence South 175 feet in the center of Baker Road to the Place of Beginning, being a part of the Southeast 1/4 Section 6.